Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE January 21, 2025

Blink Charging Announces Closure of SEC Investigation with No Enforcement Action

Bowie, Maryland (January 21, 2025) – Blink Charging Co. (“Blink” or the “Company”) (Nasdaq: BLNK), a leading owner, operator, provider, and manufacturer of electric vehicle (“EV”) charging equipment and services, today announced that it received written notice from the Securities and Exchange Commission (“SEC”) that the SEC has concluded the previously disclosed investigation of the Company, and the SEC does not intend to recommend an enforcement action against the Company.

“We are pleased to move forward from this longstanding legacy issue, which started in July 2023,” said Aviv Hillo, Blink’s General Counsel and Executive Vice President of Mergers & Acquisitions. “Concluding this SEC matter not only provides closure but also eliminates a source of legal expense, contributing to a further reduction in our operating costs.”

“The closure of this matter represents another milestone for Blink as our collective team works to build a world-class organization serving our customers across the globe,” said Mike Battaglia, Blink’s current Chief Operating Officer and CEO Elect (effective February 1, 2025). “Resolving this issue allows the company to further focus on executing our core strategy and march toward profitability.”

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (“EV”) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. Blink Networks use proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. These statements include statements regarding the intent, belief, or current expectations of Blink and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including the possibility that its planned cost reduction actions will not result in the operational efficiencies as anticipated by management and the risk factors described in Blink’s periodic reports filed with the SEC and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Investor Relations Contact

Vitalie Stelea

IR@BlinkCharging.com

305-521-0200 ext. 446

Blink Media Contact

Nipunika Coe

PR@BlinkCharging.com

305-521-0200 ext. 266

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